EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Focus Enhancements, Inc. (the "Company") of our report dated
February 21, 2003, (which expresses an unqualified opinion and includes explanatory paragraphs regarding the uncertainty of the Company's ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Annual Report on Form 10-KSB of Focus Enhancements, Inc. for the year ended December 31, 2002.


Deloitte & Touche LLP



San Jose, California
April 22, 2003